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                                                                     EXHIBIT 3.1


            CERTIFICATE OF DESIGNATIONS OF SERIES AA PREFERRED STOCK

                            ARTICLES OF AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.

                             (A GEORGIA CORPORATION)

         In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), Malibu Entertainment Worldwide, Inc., a Georgia corporation (the "Corporation"), hereby certifies as follows:

                                       I.

         The name of the corporation is Malibu Entertainment Worldwide, Inc.

                                       II.

         No shares of the Corporation's Series F Preferred Stock, as designated by the Articles of Amendment to the Corporation's Articles of Incorporation filed on August 23, 1996 with respect to the designation of the terms of the Series F Preferred Stock of the Corporation, have been issued by the Corporation.

         No shares of the Corporation's Series G Preferred Stock, as designated by the Articles of Amendment to the Corporation's Articles of Incorporation filed on March 25, 1997 with respect to the designation of the terms of the Series G Preferred Stock of the Corporation, have been issued by the Corporation.

         Effective the date hereof, Subsections 2.6 and 2.7 of Article III of the Articles of Incorporation are hereby amended such that all references to the number of authorized shares in each series or class designated therein shall be replaced with references to the number zero ("0").

                                      III.

         Also effective the date hereof, Section 2 of Article III of the Articles of Incorporation is hereby amended to add the following Subsection 2.8:

                   "2.8. Series AA Preferred Stock. Five thousand shares of Preferred Stock, no par value, of the Corporation are designated as "Series AA Preferred Stock" having the voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, as are set forth below (the "Series AA Preferred"). Shares of Series AA Preferred shall not be sold for consideration that is less than the liquidation preference of such shares.


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                   2.8.1. Dividends and Distributions.

                   (a) The holders of shares of Series AA Preferred, in preference to the holders of the Common Stock, no par value per share (the "Common Stock"), and of any and all other classes or series of preferred or other capital stock of the Corporation (collectively, the "Series AA Junior Stock"), will be entitled to receive dividends, when and as declared by the Board out of funds legally available therefor, at an annual rate of $9,000 per share, payable quarterly in arrears on the 1st day of each of January, April, July and October of each year (except that if any such date is not a Business Day (as defined below), then such dividend will be payable on the next day that is a Business
         Day) (the "Dividend Payment Date"), commencing with the date of the first issuance of any shares of the Series AA Preferred (the "Initial Issuance Date"), prior and in preference to any declaration or payment of any dividend on Series AA Junior Stock (other than (i) a dividend or distribution on Series AA Junior Stock solely in shares of Series AA Junior Stock and then only if all accrued but unpaid dividends on the Series AA Preferred have been or are concurrently being paid as provided herein and (ii) a dividend or distribution on Series AA Junior Stock in cash with Series AA Approval (as defined below) prior thereto as provided in Section 2.8.2(b)). Such dividends will be cumulative and accrue with respect to each share of Series AA Preferred from the date of issuance of such share of Series AA Preferred (the "Dividend Commencement Date"), whether or not declared by the Board and whether or not there are funds of the Corporation legally available for payment of such dividends. No accrued or accumulated dividends on the Series AA Preferred will bear interest. For purposes hereof, "Business Day" means any day other than a Saturday, Sunday or any other day on which national banks in Dallas, Texas are not open for business.

                   (b) Any dividends that accrue and are payable shall be paid
         (i) by the issuance as of the Dividend Payment Date of additional shares of fully paid, nonassessable Series AA Preferred having an aggregate liquidation preference equal to the amount of such accrued dividends or (ii) in cash, with the determination of whether dividends are to be paid in cash or by issuance of additional shares to be made by the Board, in its sole discretion; provided, however, that any dividends that first accrue on or after January 1, 2003 may not be paid by the issuance of additional shares of Series AA Preferred unless the Corporation has first obtained Series AA Approval in writing prior to the applicable Dividend Payment Date. In the event that dividends are declared and paid by the issuance of additional shares of Series AA Preferred as provided in the previous sentence, such dividends will be deemed paid in full and will not accumulate. The Corporation will deliver certificates representing shares of Series AA Preferred issued pursuant to this Section 2.8.1(b) promptly after the Dividend Payment Date.

                   (c) Each dividend will be payable to holders of record as they appear on the stock books of the Corporation on the record date which shall be the last day of a fiscal quarter of the Corporation.


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                   2.8.2. Voting Rights.

                   (a) Except as otherwise required by law, and in addition to the rights provided in Sections 2.8.2(b) and 2.8.3, each share of Series AA Preferred shall entitle the holder thereof to vote on each matter submitted to a vote of the shareholders of the Corporation (including with respect to the election of "Outside Directors" of the Corporation pursuant to Section 2.9.3 of the Certificate of Designations of the Series BB Preferred Stock, no par value, of the Corporation (the "Series BB Preferred")) at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders becomes effective. Each holder of Series AA Preferred shall be entitled to cast the number of votes per share thereof as equals the number of votes which could be cast by the holders of the number of shares of Common Stock into which such share of Series AA Preferred could then be converted pursuant to Section
         2.8.7 (regardless of whether the Series AA Preferred is then convertible) immediately prior to the taking of such vote. Except as otherwise required by law or expressly provided in the Charter, the holders of shares of Common Stock and Series AA Preferred (and of any other class or series of Series AA Junior Stock that is entitled to vote on a matter) shall vote together and not as separate classes or series.

                   (b) In addition to the voting rights provided in Sections 2.8.2(a) and 2.8.3, the affirmative vote or consent of holders of a majority of the then-outstanding shares of Series AA Preferred, voting together as a single voting group (a "Series AA Approval"), will be required in order for the Corporation to:

                   (i) Amend the Charter in any way, whether by amending the
               terms of this Section 2.8 or any other provision of the Charter, that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series AA Preferred (provided that any such amendment that adversely changes the dividend payable on or liquidation preference of the Series AA Preferred shall require the affirmative vote or consent of all holders of Series AA Preferred);

                   (ii) Subject to Section 2.8.1(a), declare or pay any cash or other dividends on, or make any other distributions in respect of, any other shares of capital stock of the Corporation, including any Series AA Junior Stock;

                   (iii) Redeem or purchase or otherwise acquire for
               consideration any shares of any Series AA Junior Stock (except
               (A) in connection with the exercise of employee stock options,
               (B) in connection with the repurchase of Series BB Preferred pursuant to Section 2.8.8 below and Section 2.9.7 of the Certificate of Designations of Series BB Preferred Stock and (C) in connection with the repurchase of up to $2,500,000 in liquidation preference of Series CC Preferred Stock, no par value, of the Corporation (the "Series CC Preferred"), plus an amount equal to all accrued but unpaid dividends thereon during each calendar year pursuant to Section 2.10.9 of the Certificate of Designations of Series CC Preferred Stock);


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                    (iv) Authorize or issue any shares of capital stock ranking prior or superior to, or on parity with, the Series AA Preferred with respect to dividends or other distributions or upon liquidation, dissolution or winding up of the Corporation (except to SZ Capital, L.P. or its successors or assigns in accordance with the terms of the Second Amended and Restated Recapitalization Agreement, dated July 1999, among the Corporation, Malibu Centers, Inc., Nomura Asset Capital Corporation ("Nomura"), Partnership Acquisition Trust V, MEI Holdings, L.P. ("MEIH") and SZ Capital, L.P. (the "SZ") (the "Recapitalization Agreement"));

                    (v) Pay any dividends on the Series AA Preferred that first accrue on or after January 1, 2003 by the issuance of additional shares of Series AA Preferred;

                    (vi) Issue any shares of Series AA Preferred other than the shares issued to SZ on the date of the Recapitalization Agreement or as payments of dividends on shares of Series AA Preferred as provided herein;

                    (vii) Amend Section 2.9.7 of the Certificate of Designations
               of Series BB Preferred Stock or Section 2.10.9 of the Certificate of Designations of Series CC Preferred Stock; or

                    (viii) In one or a series of related transactions,
               consolidate or merge with or into (whether or not the Corporation is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, another person or entity or adopt a plan relating to the liquidation or dissolution of the Corporation unless (1) either (I) the Corporation shall be the surviving or continuing entity or (II) the entity (if other than the Corporation) formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made shall be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (2) the Series AA Preferred shall be converted into or exchanged for and shall become shares of the successor, transferee or resulting entity, having in respect of such successor, transferee or resulting entity substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series AA Preferred had immediately prior to such transaction;
               (3) the Corporation or such successor, transferee or resulting entity as applicable, shall have a Consolidated Net Worth (immediately after such transaction but prior to any purchase accounting adjustments for such transaction) equal to or greater than the Consolidated Net Worth of the Corporation immediately prior to such transaction; and (4) the Corporation delivers to the holders of the Series AA Preferred prior to the consummation of the proposed transaction an officer's certificate or an opinion of counsel reasonably satisfactory to the holders of the Series AA Preferred to the combined effect that such sale,


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               assignment, transfer, lease, conveyance or other disposition complies with the terms of the Articles of Incorporation of the Corporation, including without limitation, the Articles of Amendment thereto that include this Certificate of Designations, and that all conditions precedent to such sale, assignment, transfer, lease, conveyance or other disposition have been satisfied. Notwithstanding the foregoing, the consent of the holders of the Series AA Preferred shall not be required to authorize or approve the merger of any wholly-owned subsidiary of the Corporation with and into the Corporation.

               For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of properties or assets of one or more subsidiaries of the Corporation which, if all properties and assets of such subsidiaries were held directly by the Corporation, would constitute a transfer of all or substantially all of the properties and assets of the Corporation shall be deemed to be a transfer of all or substantially all of the properties and assets of the Corporation.

               "Consolidated Net Worth" means the net worth of the Corporation and its subsidiaries determined by the Corporation's auditors based on the consolidated balance sheet of the Corporation prepared in accordance with GAAP. As used herein, "GAAP" means the generally accepted accounting principles in the United States.

                   (c) The Corporation will not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could purchase or otherwise acquire such shares at such time and in such manner in accordance with the foregoing restrictions.

                   2.8.3. Voting Rights in Certain Circumstances.

                   (a) (i) Except as otherwise set forth in this Section 2.8.3, if for any reason (x) on January 1, 2003, the Corporation has not paid either by cash or the issuance of additional shares of Series AA Preferred in accordance with and as permitted by the provisions of this Section 2.8, all dividends that are accrued and payable for all quarterly periods ending prior to January 1, 2003, or (y) at any time on and after January 1, 2003, the Board does not declare or the Corporation does not pay all dividends first accruing on or after January 1, 2003 in full in cash for any two quarters (a "Series AA Board Representation Event"), then if the Board Representation Requirement (as defined below) is not then satisfied the holders of Series AA Preferred will be entitled, at any annual meeting of the shareholders or any special meeting called for such purpose (which meeting will be called upon the request of the holders of at least 20% of the then-outstanding shares of Series AA Preferred as provided below), to elect a number of directors (the "Series AA Directors") equal to the Series AA Board Representation Number (as defined below) (the right to elect such directors is sometimes referred to herein as the "Board Representation Requirement"). All directors on the Board at the time of the Series AA Board Representation Event who are Affiliates of MEIH or SZ will be deemed Series AA Directors for purposes of satisfying the Board Representation Requirements if at such time SZ, MEIH or any Affiliate thereof collectively own a majority of the then-outstanding shares of Series AA Preferred.

                   (ii) "Affiliate" means, with respect to any person or
               entity, any other person or entity that, directly or indirectly through one or more


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               intermediaries, controls or is controlled by, or is under common control with, such person or entity. The "Series AA Board Representation Number" shall be equal to (x) the number of directors constituting the entire Board of Directors of the Corporation minus three, divided by (y) 2; provided that if such calculation produces a fraction, such fraction shall be rounded downward to the next nearest whole number to determine the Series AA Board Representation Number.

                    (iii) The Corporation will notify all holders of Series AA
               Preferred as promptly as possible after the occurrence of a Series AA Board Representation Event of such occurrence and the material facts relating thereto. In the event that the Corporation obtains a Series AA Approval to pay a dividend that first accrues on or after January 1, 2003 by issuance of additional shares of Series AA Preferred in lieu of cash and the Corporation agrees to pay such dividend in shares of Series AA Preferred, the receipt of such approval by the Corporation and subsequent delivery of certificates representing shares of the Series AA Preferred issued in full payment of such dividend shall constitute a waiver of the voting rights specifically provided in this Section 2.8.3(a) for the quarter in which such dividends were required to be declared by the Board and paid by the Corporation. Under no circumstances shall such waiver by the holders of Series AA Preferred in one quarter constitute a waiver for subsequent quarters.

                    (b) (i) Whenever the right to elect directors of the
               Corporation has accrued to the holders of Series AA Preferred, the Corporation may, and upon the written request of the holders of record of at least 20% of the then-outstanding shares of Series AA Preferred will, promptly satisfy the Board Representation Requirement by increasing the size of the Board and/or using reasonable efforts to secure the resignations of such number of directors as is necessary to enable the Series AA Directors (together with any Series BB Preferred designees and any Outside Directors required to be elected pursuant to the Certificate of Designations of Series BB Preferred Stock of the Corporation) to promptly be elected to the Board. If the Board Representation Requirement is not so satisfied, then, at any time after the right to elect directors has vested in the Series AA Preferred pursuant to this Section 2.8.3, the Secretary of the Corporation may, and, upon the written request of the holders of record of at least 20% of the then-outstanding shares of the Series AA Preferred, addressed to the Secretary at the principal office of the Corporation, will, call a special meeting of the holders of Series AA Preferred for the election of the Series AA Directors to be held within 30 calendar days after such call and at the place and upon the notice provided by law and in the Bylaws of the Corporation for the holding of meetings of shareholders. If any such special meeting required to be called as above provided has not been called by the Secretary within 30 calendar days after receipt of any such request, then the holders of record of at least 20% of the then-outstanding Series AA Preferred may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice above provided, and for that purpose will have access to the stock ledger of the Corporation. If any such special meeting has been called by the Secretary of the Corporation or by the holders of the Series AA Preferred as above provided, and if the holders of at


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               least a majority of the then-outstanding shares of Series AA
               Preferred and entitled to vote at such meeting are present or represented by proxy at such meeting or any adjournment thereof, then, by vote of the holders of at least a majority of such shares of Series AA Preferred present or so represented at such meeting, the then-authorized number of directors of the Corporation will be increased by such number of directors as is necessary to enable the Series AA Directors to promptly be elected to the Board, and at such meeting, the holders of the Series AA Preferred will be entitled to elect the additional Series AA Directors so provided for, such that the holders of Series AA Preferred shall have elected a number of Series AA Directors equal to the Series AA Board Representation Number, but any directors so elected will hold office only until their respective successors are duly elected and qualified at the annual meeting of shareholders or special meeting held in place thereof next succeeding their election, at which time their successors will be elected by vote of the holders of Series AA Preferred present or so represented at such meeting. The foregoing remedy will not be deemed exclusive, and shall be in addition to all other rights and remedies available at law or equity to the holders of Series AA Preferred. Except for the waiver described in Section 2.8.3(a), the failure to exercise, or any delay in exercising any rights under this Section 2.8.3 as to a particular Series AA Board Representation Event will not diminish or otherwise affect the rights hereunder.

                   (c) Upon the occurrence of a Series AA Board Representation Event, each holder of a share of the Series AA Preferred will be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and will vote separately as a class to the extent herein provided. Fractional votes will be permitted, and any fractions will be counted in computing voting rights. Any action which may be taken by the holders of Series AA Preferred may be taken without a meeting of Series AA Preferred shareholders upon the execution of written consents to such action by holders of the number of shares of Series AA Preferred that would be required to vote in favor of taking such action at any meeting of holders of Series AA Preferred at which all such holders were present and voting.

                   (d) Following a Series AA Board Representation Event, whenever all arrears in dividends on the Series AA Preferred then outstanding for the quarterly periods that gave rise to the Series AA Board Representation Event have been paid and dividends thereon for the current quarterly dividend period shall have been declared by the Board and paid by the Corporation, then the right of holders of the Series AA Preferred to satisfy the Board Representation Requirement shall cease (but subject always to the same provisions for the occurrence of a Series AA Board Representation Event that causes the vesting of the Board Representation Requirement specifically set forth in Section 2.8.3(a)), and one month after all such dividends are paid to the holders of the Series AA Preferred (i) the term of office of the Series AA Directors pursuant to Section 2.8.3 shall terminate in the event that such director(s) were elected to fill seat(s) on the Board created to satisfy this Section 2.8.3 and/or (ii) the holders of Series AA Preferred will use reasonable efforts to secure the resignation(s) of the Series AA Directors.


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                   (e) For so long as the Board Representation Requirement is in effect, then the holders of Series AA Preferred shall at all times be entitled to elect a number of directors equal to the Series AA Board Representation Number, including in the event the size of the Board is increased to satisfy any similar board representation requirements held by any other classes or series of Preferred Stock.

                   (f) Shares of Series AA Preferred owned by the Corporation or any subsidiary of the Corporation will not be counted as outstanding for any purpose of these Articles of Amendment to Articles of Incorporation of the Corporation.

                   (g) For so long as the Board Representation Requirement is in effect, any vacancies among the directorships relating to the directors to be elected solely by vote of the holders of Series AA Preferred pursuant to their rights to elect a number of Series AA Directors may be filled by the majority vote of such Series AA Directors then in office. For so long as the Board Representation Requirement is in effect, any vacancies among the Outside Directors may be filled by majority vote of the entire Board of Directors then in office; provided that a majority of the Series AA Directors then in office shall have voted in favor of so filling such vacancy. Notwithstanding the foregoing, any action taken by the Board of Directors or members thereof to fill vacancies pursuant to this paragraph shall not detract from the rights of holders of Series AA Directors to elect and remove, at any time, the Series AA Directors.

                   2.8.4. Reacquired Shares. If permitted by law, any shares of Series AA Preferred that are issued and thereafter cease to be issued and outstanding for any reason will be restored to the status of authorized but unissued shares of preferred stock of the Corporation, including shares of Series AA Preferred, and may be reissued as part of a new series of preferred stock of the Corporation subject to the conditions and restrictions on issuance set forth herein (including without limitation Section 2.8.2 hereof) or in any other certificate of designations creating a series of preferred or any similar stock of the Corporation.

                   2.8.5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made to the holders of shares of Series AA Junior Stock unless, prior thereto, the holders of shares of Series AA Preferred shall have received $100,000 per share plus accrued and unpaid dividends. Neither a consolidation or merger of the Corporation with another corporation or other legal entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.


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                   2.8.6. Redemption.

                   (a) Redemption Price. Shares of Series AA Preferred may be redeemed (to the extent not previously redeemed or converted and as to which no Conversion Notice has been delivered to the Corporation on or before the date fixed for redemption) by the Corporation, at its sole option, at any time after issuance and:

                   (i) prior to or on January 1, 2001, at a price per share of
               $100,000 plus accrued and unpaid dividends through the date such redemption price is paid ("Accrued Dividends");

                   (ii) after January 1, 2001 and prior to or on January 1,
               2002, at a price per share of $105,000 plus Accrued Dividends;

                   (iii) after January 1, 2002 and prior to or on January 1,
               2003, at a price per share of $104,000 plus Accrued Dividends;

                   (iv) after January 1, 2003 and prior to or on January 1,
               2004, at a price per share of $103,000 plus Accrued Dividends;

                   (v) after January 1, 2004 and prior to or on January 1,
               2005, at a price per share of $102,000 plus Accrued Dividends;

                   (vi) after January 1, 2005 and prior to or on January 1,
               2006, at a price per share of $101,000 plus Accrued Dividends;
               and

                   (vii) after January 1, 2006, at a price per share of
               $100,000 plus Accrued Dividends.

                   (b) Redemption Procedures. At least 30 calendar days and not more than 60 calendar days prior to the date fixed for any redemption of Series AA Preferred, written notice ("Redemption Notice") will be given by the Corporation by first class mail, postage prepaid, to each holder of record of Series AA Preferred on the record date fixed for such redemption by the Board at such holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein will affect the validity of the procedure for redemption of any shares of Series AA Preferred except as to the holder or holders to whom the Corporation has failed to give such notice or whose notice was defective. The Redemption Notice will state:

                   (i) the redemption price;

                   (ii) whether all or fewer than all of the outstanding shares of Series AA Preferred are to be redeemed and the total number of shares of Series AA Preferred being redeemed;

                   (iii) the date fixed for redemption by the Board, which date will occur within the applicable redemption period specified in clause (a) above (the "Redemption Date");


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                   (iv) the place or places and manner in which the holder is to surrender his or her certificate(s) to the Corporation; and

                   (v) that dividends on the shares of Series AA Preferred to be redeemed will cease to accumulate on the Redemption Date unless the Corporation defaults in payment in full of the applicable redemption price.

                   (c) Upon surrender of the certificate(s) representing shares of Series AA Preferred that are the subject of redemption pursuant to
         Section 2.8.6(a), duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice and on the Redemption Date, the full redemption price for such shares will be paid in cash to the person or entity whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired. In the event that fewer than all of the shares represented by any one certificate are redeemed, a new certificate will be issued representing the unredeemed shares.

                   (d) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Series AA Preferred to be redeemed will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, provided, however, that if a Redemption Notice has been given as provided in Section 2.8.6(b) and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Series AA Preferred that are to be redeemed, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Series AA Preferred to be redeemed will cease to accumulate and the holders thereof will cease to be shareholders of the Corporation and be entitled only to receive the redemption price.

                   (e) If (i) the funds of the Corporation legally available for redemption of shares of Series AA Preferred on the date scheduled for a redemption are insufficient to redeem the total number of shares of Series AA Preferred to be redeemed on such date or (ii) the Corporation elects to redeem fewer than all of the then-outstanding shares of Series AA Preferred, then the Corporation shall redeem outstanding shares of Series AA Preferred ratably among the holders of such shares to be redeemed based on their holdings of Series AA Preferred. The shares of Series AA Preferred not redeemed will remain outstanding and entitled to all the rights and preferences provided herein. If the funds of the Corporation legally available for redemption of shares of Series AA Preferred on the date scheduled for a redemption are insufficient to redeem the total number of shares of Series AA Preferred to be redeemed on such date, then at any time thereafter when additional funds of the Corporation become legally available, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any scheduled redemption date that it has not redeemed.


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


                   2.8.7. Conversion.

                   (a) Conversion Rate. Subject to Section 2.8.7(k) below, at any time on or after September 30, 2000, each share of the Series AA Preferred will be convertible, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock determined, subject to adjustment as described below, by dividing $100,000 plus the total accrued and unpaid dividends thereon through the date of conversion by the Conversion Price. As used herein, "Conversion Price" means the lesser of (i) $2.50 (the "Conversion Rate Cap") and (ii) 1.2 multiplied by the Sales Price for the 20 consecutive Trading Days ending two full Trading Days prior to the date that a Conversion Notice with respect thereto is received by the Corporation; "Conversion Rate" means the number of shares of Common Stock into which each share of Series AA Preferred may be converted; "Sales Price" with respect to any period of time means the (x) volume times the sales prices for each regular way trade during the measurement period divided by the total volume during such period (referred to as the "volume weighted average" on the Bloomberg News Service and derived therefrom, or, if such service no longer publishes such information or ceases to exist, such alternative similar service as the Board may select in good faith) or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system, quotation system or such other similar system of the Stock Exchange as reported on the Bloomberg News Service, or, if such service no longer publishes such information or ceases to exist, such alternative similar service as the Board may select in good faith, (y) if on any such date the Common Stock is not traded or quoted by any Stock Exchange, the average of the closing bid and asked prices furnished by a professional market maker making a market in the Common Stock selected by the Board in good faith, or (z) if no market maker is making a market in the Common Stock, the fair market value of such shares on such date as determined by the Board in good faith; "Stock Exchange" means the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the National Association of Securities Dealers, Inc. Automated Quotation System or any similar national system on which the Common Stock is quoted or traded; and "Trading Day" means any day on which the Stock Exchange is open for trading or, if the Common Stock is not listed or quoted or admitted to trading on any Stock Exchange, any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                   (b) No Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series AA Preferred and, if any shares of Series AA Preferred surrendered by a holder, in the aggregate, for conversion would otherwise result in a fractional share of Common Stock, then such fractional share will be redeemed at the then-effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                   (c) Mechanics of Conversion. Before any holder of shares of Series AA Preferred will be entitled to convert the same into shares of Common Stock, such holder must deliver a written notice (a "Conversion Notice") to the attention of the Secretary or Treasurer of the Corporation at the Corporation's principal place of business of its desire to exercise its rights to convert, specifying the number of shares of Series AA Preferred to be converted and the holder's calculation of the Conversion Rate. Such computation will be deemed correct for all purposes hereof absent manifest error. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Price, the Conversion Price will be finally determined by an investment banking or brokerage firm selected by the Corporation, the fees and expenses of which will be borne equally by the Corporation and such holder. Such conversion will be deemed to have been made as of the close of business on the fifth Business Day after such notice has been so delivered or such other date as the holder exercising such conversion right and the Corporation agree (the "Conversion Date"). The Corporation will, promptly upon receipt of all certificates representing Series AA Preferred as have been issued to such holder that are to be converted, issue the appropriate number of shares of Common Stock to such holder. All certificates issued upon the exercise of the conversion will contain a legend governing restrictions upon the disposition of such shares imposed by applicable securities laws. Such legend will be removed by the Corporation by delivery of substitute certificates without such legend in the event that such legend is no longer required for purposes of applicable securities laws upon receipt by the Corporation of an opinion of holder's counsel to the effect that such legend is no longer so required.

                   (d) Adjustment for Subdivisions or Combinations of Common Stock. In the event that the Corporation at any time or from time to time after the Initial Issuance Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Conversion Rate Cap will be increased or decreased proportionately.

                   (e) Adjustments for Dividends, Distributions on Common Stock. In the event the Corporation at any time or from time to time after the Initial Issuance Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (a "Common Stock Distribution") payable in additional shares of Common Stock or other securities or rights (other than the rights, options or warrants offered to Series AA Preferred pursuant to Section 2.8.7(g)) that are convertible into or entitling the holder thereof to receive additional shares of Common Stock (such other securities or rights, "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents for the additional shares of Common Stock, without a proportionate and corresponding dividend or other distribution to holders of Series AA Preferred calculated as if all of the Series AA Preferred had been converted in accordance with the terms hereof as of the record date for such dividend or other distribution, then and in each such event, the Conversion Rate Cap will be decreased as of the time of such issuance or, in the event such a record date will have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate Cap by a fraction,

                   (i) the numerator of which will be the total number of (A)
               shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus (B) the maximum number of shares of Common Stock (not including any shares described in clause (ii)(B) immediately below) issuable upon conversion or exercise of all outstanding Common Stock Equivalents as of immediately prior to the time of such issuance or the close of business on such record date (the sum of the shares described in clauses (A) and (B) immediately above, the "Outstanding Shares"); and

                   (ii) the denominator of which will be the total number of
               (A) Outstanding Shares, plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

         provided, however, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate Cap will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate Cap will be adjusted pursuant to this Section 2.8.7(e) as of the time of actual payment of such dividends or distributions; (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease or increase in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Rate Cap computed upon the original issue thereof, and any subsequent adjustments based thereon, will, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Rate Cap computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, will, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or
         (iv) in the event of issuance of Common Stock Equivalents which expire by their terms not more than 60 calendar days after the date of issuance thereof, no adjustments of the Conversion Rate Cap will be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment will be made in the manner provided in this Section 2.8.7(e). The adjustments provided for in this
         Section 2.8.7(e) will be made successively whenever any such dividend or distribution is made. Notwithstanding anything contained in the foregoing to the contrary, no adjustment to the Conversion Rate Cap will be made in connection with the issuance of Common Stock to Nomura or its affiliates pursuant to Section 3.4 of the Recapitalization Agreement.

                   (f) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2.8.7) or a merger or consolidation of the Corporation with or into another corporation or other legal entity, or the sale of all or substantially all of the Corporation's properties and assets to any other person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such capital reorganization, merger, consolidation or sale, proper provision will be made so that the holders of the Series AA Preferred will thereafter be entitled to receive upon conversion of the Series AA Preferred the number of shares of stock, securities or assets of the Corporation, or of the successor corporation or other legal entity resulting from such merger or consolidation or sale, to which a holder of the Common Stock deliverable upon conversion of Series AA Preferred would have been entitled on such capital reorganization, merger, consolidation or sale at the Conversion Rate then in effect (regardless of whether the Series AA Preferred is then convertible). In any such case, appropriate adjustment will be made in the application of the provisions of this Section 2.8.7 with respect to the rights of the holders of the Series AA Preferred after the reorganization, merger, consolidation or sale such that the provisions of this Section 2.8.7 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series AA Preferred) will be applicable after that event as nearly equivalent as may be practicable. This provision will apply to successive capital reorganizations, mergers, consolidations or sales.


                   (g) Rights Offering. If at any time or from time to time the Corporation shall offer to all of the holders of Common Stock any right, option or warrant to acquire additional shares of capital stock of the Corporation, then each holder of a share of then-outstanding Series AA Preferred will be entitled to receive rights, options or warrants to acquire such number of additional shares of capital stock of the Corporation as such holder would have been entitled to receive had such holders of Series AA Preferred been converted immediately prior to the record date for the offering of such rights, options or warrants, at the Conversion Rate then in effect (regardless of whether the Series AA Preferred is then convertible).

                   (h) No Adjustment. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Rate Cap in case of the issuance of any securities or shares of Common Stock or other securities pursuant to the Recapitalization Agreement including, without limitation, the issuance of Common Stock to Nomura or its affiliates pursuant to
         Section 3.4 of the Recapitalization Agreement, or in the event that the Corporation shall grant options or other equity incentive awards to purchase the Corporation's Common Stock or other securities pursuant to a bona fide employee stock option, equity incentive, stock purchase or non-employee director plan duly adopted by its shareholders. In addition, no adjustment to the Conversion Rate Cap will be made if such adjustment would result in a change in the Conversion Rate Cap of less than one cent ($0.01). Any adjustment of less than one cent ($0.01) which is not made will be carried forward and will be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of one cent ($0.01) or more in the Conversion Rate Cap.

                   (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate Cap pursuant to this Section 2.8.7, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series AA Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series AA Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and

         (iii) the number of shares of Common Stock and the amount, if any, of other property which at that time would be received upon the conversion of Series AA Preferred.

                   (j) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series AA Preferred such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series AA Preferred; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series AA Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

                   (k) American Stock Exchange Limitations. If on the Conversion Date applicable to any conversion of any shares of Series AA Preferred,
         (i) the Common Stock is then listed for trading on the American Stock Exchange, (ii) the Conversion Price then in effect is such that the aggregate number of (A) shares of Common Stock that would then be issuable upon conversion of all shares of Series AA Preferred and Series CC Preferred issued pursuant to the Recapitalization Agreement that are currently subject to a Conversion Notice, (B) any shares of Common Stock previously issued upon conversion of shares of Series AA Preferred and Series CC Preferred issued pursuant to the Recapitalization Agreement, (C) any shares of Common Stock previously issued pursuant to the Recapitalization Agreement and any shares of Common Stock which are or may become issuable pursuant to Section 3.4 of the Recapitalization Agreement, and (D) any shares of Common Stock issued upon conversion of shares of Series AA Preferred and Series CC Preferred issued in payment of dividends hereunder or in payment of dividends under the Certificate of Designations for the Series CC Preferred, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Initial Issuance Date (the "Issuable Maximum"), and (iii) the Corporation has not previously obtained Shareholder Approval (as defined below), then, in the event that the American Stock Exchange has requested that the Corporation obtain Shareholder Approval prior to the issuance of such shares of Common Stock, the Corporation shall issue to the converting holder of Series AA Preferred a number of shares of Common Stock equal to the Issuable Maximum less the number of shares of Common Stock issued pursuant to clauses (ii)(B), (C) and (D) above and, with respect to any shares of Common Stock that would be issuable to such holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the converting holder shall have the option to require the Corporation, as promptly as possible, but in no event later than 60 days after such Conversion Date, to convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Corporation or such other procedure as shall be permissible under the Code, all held in accordance with the Corporation's Charter and by-laws, of the issuance by the Corporation of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of shares of Series AA Preferred into Common Stock as and to the extent required pursuant to Section 713 of the American Stock Exchange Guide (or any successor or replacement provision thereof). Any shares referenced in clauses
         (ii)(A), (B), (C) or (D) above that are issued at a price less than the greater of the book or market value of the Common Stock on the Initial Issuance Date shall reduce the number of shares constituting the Issuable Maximum.

                   2.8.8. Repurchase Upon Change in Control.

                   (a) In the event of the occurrence of a Change in Control, or if the Corporation enters into a definitive agreement providing for a transaction that, upon consummation, would result in a Change in Control, the Corporation will, within 30 calendar days after such Change in Control or the execution of such an agreement, offer to purchase each then-outstanding share of Series AA Preferred for an amount per share equal to $100,000 plus accrued and unpaid dividends through the date of purchase. Within 10 calendar days after such Change in Control or the execution of such an agreement, the Corporation will provide written notice (a "Repurchase Notice") to each holder of Series AA Preferred at such holder's address as it appears on the stock books of the Corporation. The Repurchase Notice will state (i) the repurchase price, (ii) the commencement date of such offer and the expiration date of such offer (which shall be no less than 20 Business Days after the commencement date), (iii) the Repurchase Date (as defined below) on which shares tendered during the offer period will be repurchased by the Corporation, (iv) the place or places and manner in which the holder is to surrender his or her certificate(s) to the Corporation, and (v) that dividends on the shares of Series AA Preferred that are tendered for repurchase will cease to accumulate on the Repurchase Date unless the Corporation defaults in payment in full of the applicable repurchase price. The Corporation will comply with the requirements of all applicable securities laws and regulations in connection with such a transfer. The Corporation will purchase any shares tendered to the Corporation during such offer period on the applicable Repurchase Date. The term "Repurchase Date" shall mean (i) with respect to a Change in Control that has already occurred, the expiration date of the offer period, as set forth in the Repurchase Notice, and (ii) with respect to a Change in Control that will result upon consummation of an agreement executed by the Corporation, the date on which the transactions contemplated by such agreement are consummated; provided, that, if the agreement referenced in the preceding clause (ii) is terminated prior to closing or the transactions contemplated thereby are not otherwise consummated, then the Repurchase Date shall not be deemed to have occurred and the Corporation shall not have any obligation to consummate the repurchase of shares pursuant to this Section 2.8.8 and the Corporation, by subsequent written notice to the holders of Series AA Preferred, shall rescind such offer to repurchase and shall return any certificates previously tendered to the Corporation. Notwithstanding the foregoing, the Corporation shall not repurchase any shares of Series AA Preferred on the Repurchase Date unless the Corporation also repurchases contemporaneously therewith or prior thereto a Ratable Portion of the shares of Series BB based on the liquidation value (face value plus accrued and unpaid dividends) of the outstanding shares of each series. As used herein, "Ratable Portion" shall be the percentage determined by multiplying (A) the quotient of
         (x) the liquidation value of the outstanding shares of the applicable series of preferred stock divided by (y) the aggregate liquidation value of the outstanding shares of the Series AA Preferred and the Series BB Preferred, and (B) 100.

         Upon surrender of the certificate(s) representing shares of Series AA Preferred that are the subject of repurchase, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Repurchase Notice and on the Repurchase Date, the full repurchase price for such shares will be paid in cash to the person or entity whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired. In the event that fewer than all of the shares represented by any one certificate are repurchased, a new certificate will be issued representing the unrepurchased shares. On and after the Repurchase Date, unless the Corporation defaults in the payment in full of the applicable repurchase price, dividends on the Series AA Preferred to be repurchased will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Repurchase Date, other than the right to receive the repurchase price, provided, however, that if a Repurchase Notice has been given as provided in
         Section 2.8.8(a) and the funds necessary for repurchase (including an amount in cash in respect of all dividends that will accumulate to the Repurchase Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Series AA Preferred that are to be repurchased, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Series AA Preferred to be repurchased will cease to accumulate and the holders thereof will cease to be shareholders of the Corporation and be entitled only to receive the repurchase price.

                   (b) A "Change in Control" will be deemed to occur upon the occurrence of (1) the MEI Affiliates ceasing to be the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 50% or more of the combined voting power of the Corporation's then-outstanding voting securities entitled to vote generally in the election of directors ("Voting Stock"), whether directly by a stock sale or indirectly through a merger, consolidation, recapitalization or similar transaction; (2) the adoption of a plan of liquidation or distribution by the Corporation; or (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
         Act); or (4) the first day after the Initial Issuance on which a majority of the members of the Board are not Continuing Directors; provided, however, that no event described above will constitute a "Change in Control" if the transaction that would otherwise constitute a "Change in Control" has received Series AA Approval prior to the consummation of such transaction. As used herein, "MEI Affiliate" means, collectively, MEI Holdings, L.P., SZ Capital, L.P., each a Delaware limited partnership, and any person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such entities, and "Continuing Directors" means, as of any date of determination, any member of the Board who (i) was a member of such Board on the Initial Issuance Date, (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election or
         (iii) is an MEI Affiliate or was nominated for election or elected to the Board by an MEI Affiliate.

                   2.8.9. Fractional Shares. Series AA Preferred may be issued in fractions of a share which will entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, vote and to have the benefit of all other rights of holders of Series AA Preferred.

                   2.8.10. Rank. The Series AA Preferred will rank senior as to all capital stock of the Corporation, including all Series AA Junior Stock, in each case as to (i) the payment of dividends or other distributions, (ii) the redemption of any shares of the Corporation's capital stock or (iii) distributions upon liquidation, dissolution or winding up of the Corporation.

                   2.8.11. Notice to Holders. Any notice given by the Corporation to holders of record of Series AA Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Corporation and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series AA Preferred receives such notice.

                   2.8.12. Certain Limitations. Notwithstanding any other provision in the Charter or applicable law to the contrary, (a) the vote of any holder of Series AA Preferred will not be affected by any direct or indirect interest of the holder or any affiliate or associate or other person or entity in the matter under consideration or any other matter, (b) holders of Series AA Preferred will have only the rights and duties set forth herein and will have no fiduciary or similar rights and duties, and (c) no holder of Series AA Preferred or any affiliate or associate thereof will have any liabilities or obligations to any other person or entity, including without limitation any other holder of Series AA Preferred or any other class or series of capital stock of the Corporation, by reason of the giving or withholding of any vote or consent hereunder or otherwise, it being the expectation and intention that such vote or consent will be so given or withheld in the sole discretion of such holder regardless of the effect thereof on any other person or entity.

                   2.8.13. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series AA Preferred will be deemed contract rights enforceable by them, including without limitation, by one or more actions for specific performance.

                   2.8.14. Rule 144A Information Requirement. For so long as any shares of Series AA Preferred remain outstanding, the Corporation shall make available, upon the request of any holder of Series AA Preferred, to such holder or beneficial owner or prospective purchaser of Series AA Preferred, in connection with any proposed sale thereof, the information required to be delivered pursuant to Rule 144A under the Securities Act."

                                       IV.

         All other provisions of the Articles of Incorporation shall remain in full force and effect.

                                       V.

         This Amendment to the Articles of Incorporation was duly adopted on June 30, 1999 by the Board of Directors of the Corporation without shareholder approval (which was not required) in accordance with the provisions of Section 14-2-602(d) of the Code.

         IN WITNESS WHEREOF, this amendment to the Certificate of Designations is executed on behalf of the Corporation as of this ____th day of July, 1999.







                                               By:
                                                    ----------------------------
                                                    Name:
                                                    Title: